Exhibit 10.4
BIOGEN IDEC INC.
2006 NON-EMPLOYEE DIRECTORS EQUITY PLAN
(As amended through June 9, 2010)
Pursuant to Section 17 of the Biogen Idec Inc. 2006 Non-Employee Directors Equity Plan (the “Plan”), Biogen Idec Inc. amends the Plan as follows:
1. Section 7(d) is amended, effective as of June 1, 2011, to read in its entirety as follows:
     “(i) Except as may otherwise be determined by the Committee (A) in the event that the Participant’s Board service shall terminate on account of the Retirement, death or Disability of the Participant, each Option granted to such Participant that is outstanding as of the date of such termination shall become fully vested and exercisable, and (B) in the event that the Participant’s Board service shall terminate for any reason other than Retirement, death or Disability, each Option that is not exercisable as of the date of such termination shall be cancelled at the time of such termination.
     (ii) In the event that the Participant’s Board service shall terminate for any reason other than For Cause, each Option granted to such Participant, to the extent that it is or becomes exercisable at the time of such termination, shall remain exercisable by the Participant (or, in the event of the Participant’s death while such Option is still outstanding, by the Participant’s legal representatives, heirs or legatees) for the three-year period following such termination (or for such other period as may be provided by the Committee), but in no event following the expiration of its term.
     (iii) In the event of the termination of the Participant’s Board service For Cause, each outstanding Option granted (including any portion of the Option that is then exercisable) to such Participant shall be cancelled as of the commencement of business on the date of such termination.”